Exhibit 99

Kingston Systems, Inc.

October 17, 2007

Kingston Systems Announces Osram Sylvania Order

Hampton, NH - (Business Wire) - Kingston Systems, Inc. (OTCBB - KSYT) today announced that Osram Sylvania, the North American operation of OSRAM GmbH, Germany, has given KSI’s wholly owned subsidiary, Parallel Robotic Systems Corporation, an order for 3 of its proprietary micro positioning robots. The robots are to be delivered in January 2008. The order totals approximately $318,000.

“Osram has successfully used our robots in their light bulb assembly lines for many years” says CEO Ralph (Kit) McKittrick. Mr. McKittrick noted that Parallel Robotic Systems Corporation is an acknowledged leader in providing robotic solutions using hexapod technology. Parallel Robotics services the automotive, bio-medical, defense, life testing, machine tool, micro- and nano-positioning, oil and gas, simulation and water jet cutting/cleaning industries.

Safe Harbor Statement

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on current beliefs, assumptions and expectations and speak only as of the date of this release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: (1) the possibility that there are unexpected delays in filling the orders, (2) KSI's current dependence on a limited number of key suppliers and investors, (3) KSI's ability to successfully market and sell its products in view of changing trends, acceptance of products and other factors affecting market conditions, (4) technological advances by KSI's competitors, (5) the loss of any key employees, (6) changes in governmental regulations and (7) the availability of capital to fund operations and development programs on terms satisfactory to KSI, if at all. These and other risks may be detailed from time to time in KSI periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov, including the sections entitled “General” and “Liquidity and Capital Resources” under the heading “Item 6. Management’s Discussion and Analysis of Plan of Operations” in KSI’s Annual Report on Form10-K for the fiscal year ended March 31, 2007. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or for any other reason.

Contacts: Kingston Systems Investor Relations 603 758-1333 or info@kingstonsystems.com